                                                                     Exhibit 4.2

          THIS NOTE AND THE COMMON SHARES ISSUABLE UPON
     CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE
     SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON
     SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE
     SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE
     ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID
     ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO
     CEPTOR CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.
     THIS NOTE IS SUBJECT TO REDEMPTION BY CEPTOR CORPORAITON
     PRIOR TO SEPTEMBER 30, 2006.

Principal Amount: $__________                          Issue Date: May ___, 2006

CONVERTIBLE NOTE

         FOR VALUE RECEIVED, CEPTOR CORPORATION, a Delaware corporation
(hereinafter called "Borrower"), hereby promises to pay to
___________________________,
_____________________________________________________________________ (the
"Holder") or order, without demand, the sum of
______________________________________ Dollars ($__________), with simple interest accruing thereon, on May ____, 2007 (the "Maturity Date"), if not paid sooner.

         This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the
"Subscription Agreement"), and shall be governed by the terms of such
Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

                                    ARTICLE I

                               GENERAL PROVISIONS

         1.1 Payment Grace Period. The Borrower shall have a ten (10) business day grace period to pay any monetary amounts due under this Note, after which grace period and during the pendency of an Event of Default (as defined in
Article III) a default interest rate of twelve percent (12%) per annum shall apply to the amounts owed hereunder.

         1.2 Conversion Privileges. The Conversion Privileges set forth in
Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an
Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof;
provided, that if an Event of Default has occurred that has not been timely cured, the Holder may extend the Maturity Date an amount of time equal to the duration of the Event of Default.

         1.3 Interest Rate. Simple interest payable on this Note shall accrue at the annual rate of six percent (6%) and be payable at the request of the Holder upon or after each conversion of principal pursuant to Article II, and on the
Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

                                   ARTICLE II

                               CONVERSION RIGHTS

         The Holder shall have the right to convert the principal due under this
Note into Shares of the Borrower's Common Stock, $0.0001 par value per share
("Common Stock") as set forth below.

         2.1. Conversion into the Borrower's Common Stock.

         (a) The Holder shall have the right from and after the issuance of this
Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the
Holder (the date of giving of such notice of conversion being a "Conversion
Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of
Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the
"Conversion Price"), determined as provided herein. Upon delivery to the
Borrower of a completed Notice of Conversion, a form of which is annexed hereto,
Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the "Delivery Date") that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted, by the Conversion Price.

         (b) Subject to adjustment as provided in Section 2.1(c) hereof, the
Conversion Price per share shall be the lesser of (i) $0.15 ("Maximum Base
Price"), or (ii) ninety percent (90%) of the lowest closing sales price of the
Common Stock as reported by Bloomberg L.P. for the Principal Market for the twenty trading days preceding the Conversion Date. In the event there is no reported lowest closing sales price during such twenty days, then the average of the closing bid and ask prices during such period shall be employed in lieu thereof. Until September 30, 2005, the Conversion Price will not be less than
$0.15, subject to adjustment as described herein.

         (c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                  A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

                  B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

                  C. Stock Splits, Combinations and Dividends. If the shares of
Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event..

                  D. Share Issuance. For such portion of the Note which remains outstanding and not converted, if the Borrower shall issue or agree to issue any shares of Common Stock except for the Excepted Issuances (as defined in the
Subscription Agreement) for a consideration less than the Maximum Base Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Maximum Base Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Maximum Base Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Maximum Base Price. The reduction of the Maximum Base Price described in this paragraph is in addition to other rights of the Holder described in this
Note and the Subscription Agreement.

         (d) Whenever the Conversion Price is adjusted pursuant to Section
2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

         (e) Borrower will reserve from its authorized and unissued Common Stock the number of shares of Common Stock during the time periods and in the amounts described in the Subscription Agreement. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.
Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

         2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription
Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

         2.3 Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a
Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities
Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only
4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may waive the conversion limitation described in this Section 2.3, in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99%. The Holder may allocate which of the equity of the
Borrower deemed beneficially owned by the Holder shall be included in the 4.99%
amount or up to 9.99% amount as described above.

         2.4. Optional Redemption of Principal Amount. Provided an Event of
Default or an event that with the passage of time or the giving of notice could become an Event of Default is not pending, then commencing on the Issue Date and ending September 30, 2006, the Borrower will have the option of prepaying the outstanding Principal Amount ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to two hundred percent (200%) of the
Principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Subscription Agreement or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount").
Borrower's election to exercise its right to prepay must be by notice in writing
("Notice of Redemption"). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be thirty (30) business days after delivery of the Notice of Redemption (the
"Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert pursuant to Section 2.1, or for conversions initiated or made by the Holder pursuant to Section 2.1 during the Redemption Period. The amount of Note principal included in a Notice of Redemption shall be reduced to an amount that would not cause the Holder to exceed the limitation described in
Section 2.3 of this Note if the amount of Note Principal being redeemed was instead converted pursuant to Section 2.1. On the Redemption Payment Date, the
Redemption Amount less any portion of the Redemption Amount against which the
Holder has exercised its rights pursuant to Section 2.1, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption
Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by
Holder to be a non-curable Event of Default as of the Redemption Payment Date.
Notices of Redemption must be given to all Holders of Notes similar in term and tenure as this Note, in proportion to the respective Principal Amounts outstanding on the date Notice of Redemption is given. In the event Borrower publicly announces or discloses on or before September 30, 2006 the sale or merger of the Company or of its principal assets and consummates such transaction within six months after such announcement, then the Holder of this
Note may for himself, without limitation as to amount of Note principal, exercise on the Borrower's behalf the redemption rights described in this
Section 2.4 by delivery to the Borrower of a Notice of Redemption but only in relation to the amount of Note principal held by such Holder as to itself only on the closing date of the announced transaction. Except as described in this
Section 2.4, the Note may not be paid prior to the Maturity Date without the consent of the Holder.

                                   ARTICLE III

                                EVENT OF DEFAULT

         The occurrence of any of the following events of default ("Event of
Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

         3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date. The ten (10) day period described in this Section 3.1 is the same ten (10)
business day period described in Section 1.1 hereof.

         3.2 Breach of Covenant. The Borrower breaches any material covenant or other material term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

         3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription
Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

         3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the
Borrower is not dismissed within sixty (60) days of appointment.

         3.5 Judgments. Any money judgment, writ or similar final process or non-appealable order of final judgment shall be entered or filed against
Borrower or any of its property or other assets for more than $150,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five
(45) days.

         3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against
Borrower are not dismissed within forty-five (45) days of initiation.

         3.7 Delisting. Failure of the Common Stock to be listed for trading or quotation on a Principal Market, which delisting remains uncured for ten or more consecutive days.

         3.8 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $200,000 for more than forty (40) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith, or except as described on Schedule
5(q) to the Subscription Agreement, or except for obligations where the Borrower and creditor have agreed to alternative payment terms.

         3.9 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension that lasts for ten or more consecutive trading days.

         3.10 Failure to Deliver Common Stock or Replacement Note. Borrower's
failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, or,
if required, a replacement Note for ten business days beyond the required delivery date or any stated cure period, whichever is later.

         3.11 Non-Registration Event. The occurrence of a Non-Registration Event as described in Section 11.4 of the Subscription Agreement, which remains uncured for a period of twenty days.

         3.12 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Subscription Agreement.

         3.13 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii)
deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: CepTor Corporation, 200
International Circle, Suite 5100, Hunt Valley, Maryland 21030, Attn: William
Pursely, CEO, telecopier: (410) 527-9867, with a copy by telecopier only to:
Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th
Street, New York, NY 10022, Attn: Harvey J. Kesner, Esq., telecopier: (212)
451-2222, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to
Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176,
telecopier number: (212) 697-3575.

         4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

         4.5 Cost of Collection. If default is made in the payment of this Note,
Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

         4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this
Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

         4.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the
Borrower.

         4.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.
However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

         IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of May, 2006.

                                      CEPTOR CORPORATION

                                      By:________________________________
                                           Name:
                                           Title:

WITNESS:

_________________________________

                              NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

         The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by CepTor Corporation on
May __, 2006 into Shares of Common Stock of CepTor Corporation (the "Borrower")
according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:_____________________________________________________________

Conversion Price:_______________________________________________________________

Shares To Be Delivered:_________________________________________________________

Signature:______________________________________________________________________

Print Name:_____________________________________________________________________

Address:________________________________________________________________________